UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                       Effective Management Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   282017 10 2
           ----------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         |_| Rule 13d-1(b)

                         |_| Rule 13d-1(c)

                         |X| Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 282017 10 2                                          Page 2 of 6 Pages




  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY)
       Robert E. Weisenberg

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       Not applicable.

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


     NUMBER OF            5       SOLE VOTING POWER

                                  246,200
      SHARES


   BENEFICIALLY           6       SHARED VOTING POWER

                                  0
     OWNED BY


       EACH               7       SOLE DISPOSITIVE POWER

                                  246,200
     REPORTING


      PERSON              8       SHARED DISPOSITIVE POWER

                                  0
       WITH


  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        246,200

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

        Not applicable

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.0%

12     TYPE OF REPORTING PERSON*

        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 282017 10 2                                          Page 3 of 6 Pages



  Item 1(a).       Name of Issuer:
                   Effective Management Systems, Inc.

  Item 1(b).       Address of Issuer's Principal Executive Offices:
                   12000 West Park Place
                   Milwaukee, Wisconsin  53224

  Item 2(a).       Name of Person Filing:
                   Robert E. Weisenberg

  Item 2(b).       Address of Principal Business Office or, if none, Residence:
                   12000 West Park Place
                   Milwaukee, Wisconsin  53224

  Item 2(c).       Citizenship:
                   United States

  Item 2(d).       Title of Class of Securities:
                   Common Stock, $.01 par value

  Item 2(e).       CUSIP Number:
                   282017 10 2

  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   Not Applicable.

CUSIP No. 282017 10 2                                          Page 4 of 6 Pages


  Item 4.   Ownership:
            (a) Amount Beneficially Owned:
                246,200 shares

            (b) Percent of Class:
                6.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:          246,200

                (ii)  shared power to vote or to direct the vote:              0

                (iii) sole power to dispose or to direct the
                        disposition of:                                  246,200

                (iv)  shared power to dispose or to direct the
                        disposition of:                                        0

  Item 5.   Ownership of Five Percent or Less of a Class.
            Not Applicable.

  Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

  Item 7.   Identification   and   Classification  of  the  Subsidiary  Which
            Acquired the  Security  Being  Reported on By the Parent  Holding
            Company.

            Not Applicable.

CUSIP No. 282017 10 2                                          Page 5 of 6 Pages



  Item 8. Identification and Classification of Members of the Group. Not Applicable.

  Item 9.   Notice of Dissolution of Group.
            Not Applicable.

  Item 10.  Certification.
            Not Applicable

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated February 8, 1999


/S/Robert E. Weisenberg
   Robert E. Weisenberg